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                                                                     EXHIBIT 4.2


                                  AMENDMENT TO

               AMENDED AND RESTATED MATTEL 1996 STOCK OPTION PLAN

     The Amended and Restated Mattel 1996 Stock Option Plan (the "Plan") is amended as follows, effective as of February 4, 1999.


     Section 5(a) of the Plan is hereby amended to read as follows:

     5.  NUMBER OF SHARES.

     (a) The maximum number of shares of Common Stock for which Grants may be awarded under the Plan in a calendar year during any part of which the Plan is effective shall be one and a half percent (1.5%) of the total outstanding shares of the capital stock of the Company as of the first day of that calendar year. In addition, the number of shares available for Grants under the Plan shall be increased effective as of February 4, 1999 by six million (6,000,000) shares (such additional shares being the "Additional Shares"); provided, however, that such Additional Shares may be granted only to new employees who become employees of the Company in connection with the Company's acquisition of another company or trade or business which employs or employed such employees (such employees being, "New Employees"). Any unused portion of the percentage limit for any calendar year or the Additional Shares for New Employees shall be carried forward and be made available for Grants in succeeding calendar years; provided, however, that in no event shall any Grants covering Additional Shares be awarded to any persons other than New Employees. Notwithstanding the foregoing, in no event shall more than fifty million (50,000,000) shares of Common Stock be cumulatively available for Grants under the Plan. The maximum number of shares that may be issued to a single Participant in a single calendar year is one million (1,000,000).


     IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed this 4th day of February, 1999, effective as of February 4, 1999.


                                 MATTEL, INC.
                                 a Delaware Corporation


                                 By:  /s/  Alan Kaye
                                    ----------------
                                 Name:  ALAN KAYE
                                 Title:  Senior Vice President, Human Resources